Frankly Media, LLC

27-10 Queens Plaza North, Suite 502

Long Island City, NY 11101

December 22, 2016

Mr. Warren Spector

Raycom Media, Inc.

201 Monroe Street

RSA Tower, 20th Floor

Montgomery, AL 36104

Re: Website Software Agreement- Amendment

Dear Mr. Spector,

Reference is made to the Website Software and Services Agreement dated October 1, 2011 between Frankly Media, LLC (formerly Gannaway Web Holdings, LLC) (“Frankly”) and Raycom Media, Inc. (“Licensee” or “Raycom”) (as previously and herein amended, the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement. Except as amended herein, the Agreement will remain in full force and effect.

2. Fees:

Platform License Fees: Raycom will pre-pay $3.0 million of future fees for the services to be provided by Frankly. If Frankly completes an equity raise of at least $5 million before March 31, 2017, then it can either (i) refund the prepayment to Raycom within 30 days of the completion of the equity raise along with an additional $30,000 for fees in connection with the prepayment by Raycom, or (ii) such prepayment of $3.0 million shall apply to services provided by Frankly for the year ended December 31, 2017 and Raycom shall receive a discount of $300,000 for the services provided by Frankly.

If Frankly doesn’t complete an equity raise of at least $5 million by March 31, 2017, then the prepayment shall be applied to the services to be provided for the year ended December 31, 2017 and Raycom shall receive a discount of $300,000 for services provided by Frankly for the year ended December 31, 2017.

By executing below the parties agree to be bound by and subject to this Amendment.

This the 23rd day of December 2016

Frankly Media, LLC		Raycom Media, Inc.

By:	/s/ Louis Schwartz	By:	/s/ Warren Spector
Title:	COO & CFO	Title:	CFO